Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated July 11, 2023 and included in this Pre-Effective Amendment No. 4 to the Registration Statement (Form N-2, File No. 333-268986) of StepStone Private Infrastructure Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated July 11, 2023, with respect to the financial statements of StepStone Private Infrastructure Fund as of and for the period ended June 16, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 11, 2023